Exhibit 99.2

News Release

Superior Industries Announces €240 million Debt Offering

SOUTHFIELD, MICHIGAN – June 2, 2017 – Superior Industries International, Inc. (“Superior”) (NYSE:SUP), one of the largest manufacturers of aluminum wheels for customers serving North American and European automotive markets, announced today that it intends to offer €240 million aggregate principal amount of senior notes due 2025 (the “Notes”), subject to market and customary conditions, in an offering exempt from the registration requirements of the Securities Act of 1933. The Notes will be general unsecured obligations of the Company and will be guaranteed, with certain exceptions, by Superior’s existing and future domestic subsidiaries.

The Company intends to use net proceeds from the offering of the Notes to repay a €240 million bridge loan that was entered into in conjunction with the purchase of outstanding shares of UNIWHEELS AG.

This is not an offer to sell or the solicitation of an offer to buy any securities. The Notes and related guarantees are being offered only to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

About Superior Industries

Superior is one of the largest global aluminum wheel suppliers for customers serving the North American and European automotive markets. Superior partners with its customers to provide the marketplace a wide variety of innovative and high quality products. Superior also maintains leading aftermarket European brands including ATS, RIAL, ALUTEC, and ANZIO. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange and is a component of Standard & Poor’s Small Cap 600 and Russell 2000 Indices. For more information, visit www.supind.com.

Contacts:

Superior Investor Relations:

(248) 234-7104

Troy Ford

www.supind.com

Clermont Partners

Victoria Sivrais

(312) 690-6004

vsivrais@clermontpartners.com